Exhibit 34.3

KPMG LLP Suite 700 3555 Farnam Street Omaha, NE 68131-3300	Suite 1120 1248 O Street Lincoln, NE 68508-1493

Report of Independent Registered Public Accounting Firm

The Board of Directors
Nelnet Inc.:

We have examined management of Nelnet Inc. (the Company)'s assertion, included in the accompanying Management Assessment of Compliance with SEC Regulation AB Criteria, that the Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB (the Applicable Servicing Criteria) for the student loan asset-backed transactions and securities for which the Company provides sub-administrator and sub-servicer services (the Platform), except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities the Company performs with respect to the Platform, as of and for the year ended December 31, (Management's Assertion) Appendix A to Management Assessment of Compliance with SEC Regulation AB Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. The Company has determined that servicing criterion 1122(d)(1)(v) is applicable to the activities the Company performs with respect to the Platform for all transactions and securities in the Platform, including those issued on or before November 23, 2015 for which compliance was previously assessed under other servicing criteria, as applicable, for the assessment period as of and for the year ended December 31, 2025. Management is responsible for the Company's compliance with the Applicable Servicing Criteria for the Platform. Our responsibility is to express an opinion on Management's Assertion about the Company's compliance with the Applicable Servicing Criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Applicable Servicing Criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's with the Applicable Servicing Criteria for the Platform.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.

As described in the accompanying Management Assessment of Compliance with SEC Regulation AB Criteria, for servicing criteria 1122(d)(2)(i), the Company has engaged a vendor to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by the Securities and Exchange Commission's Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all the material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the Securities and Exchange Commission requirements to apply C&DI 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply C&DI 200.06.

In our opinion, Management's Assertion that Nelnet, Inc complied with the aforementioned Applicable Servicing Criteria for the Platform, including servicing criteria 1122(d)(2)(i) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2025 is fairly stated, in all material respects.

/s/ KPMG LLP

Lincoln, Nebraska
February 27, 2026